UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

RMB INVESTORS TRUST
(Name of Registrant as Specified In Its Charter)

____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As you are aware, RMB Capital Management, LLC was appointed as the new advisor for the former Burnham Funds (now the RMB Funds) effective July 1, 2016.  A proxy for approval will be received by your clients during the week of July 25th.  The Board of Trustees, Burnham Asset Management and RMB Capital are in support of the proxy and recommend that your clients vote FOR these changes.  Below are further details you may find helpful when communicating with your clients.

✓	Anton Schutz remains the portfolio manager for the financial funds and the investment objective and philosophy of the Funds remains the same. As you may know, Anton’s firm, Mendon Capital Advisors, has been the sub-advisor of these funds since their inception. Anton and Mendon have had a relationship with RMB Capital since 2014 related to his hedge fund.

✓	The names, tickers and CUSIPs of the funds have changed. The Burnham Financial Services Fund is now the RMB Mendon Financial Services Fund (RMBKX), the Burnham Financial Long/Short Fund is now the RMB Mendon Financial Long/Short Fund (RMBFX), and the Burnham Fund is now the RMB Fund (RMBHX).

✓	The RMB Fund will now be managed by Todd Griesbach, CFA. Jon Burnham, the prior portfolio manager, will act as a special advisor and consultant to RMB for the remainder of 2016.

✓	RMB is an independent diversified financial services firm based in Chicago with approximately $5.2 billion in assets under management.

We would truly appreciate any assistance you can provide in helping your clients respond to the proxy.  RMB has hired AST, a proxy solicitation firm, to help with this process. Your clients may receive communications from AST related to the proxy.  For your reference, a copy of the proxy can be found on our website, www.rmbfunds.com.  There is a Q&A section at the front that you likely will find helpful for your clients.

Your continued confidence and support means a great deal to us.   Please do not hesitate to contact us with questions or concerns.